Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Settlement Agreement”) is made and entered into as of February 12, 2008 by and between Vision-Sciences, Inc. (hereinafter “VSI”) and PENTAX Corporation (hereinafter “Pentax”).

WHEREAS, VSI and Pentax (formerly known as Asahi Optical Co., Ltd.) are parties to a Supply Agreement, dated as of March 16, 1992, (as amended by (i) the Amendment to Supply Agreement made as of October 1, 2002 between VSI and Pentax, (ii) the Memorandum made as of March 16, 2003 between VSI and Pentax, and (iii) the Memorandum made as of May 23, 2006 between VSI and Pentax, the “Supply Agreement”), the term of which will expire on March 15, 2009;

WHEREAS, pursuant to the Supply Agreement, Pentax agreed to supply certain devices, subassemblies and components (collectively, “Products”) to VSI;

WHEREAS, in connection with the Supply Agreement, a dispute has arisen between the parties;

WHEREAS, VSI commenced an arbitration against Pentax and PENTAX Medical Company, a Division of PENTAX of America, Inc. (“PAMC”) with the American Arbitration Association (“AAA”) in New York (the “Arbitration”) by filing a Demand for Arbitration dated December 11, 2007, captioned Vision-Sciences, Inc. v. Pentax Corporation and Pentax Medical Company, a Division of Pentax of America, Inc., with AAA’s International Centre for Dispute Resolution;

WHEREAS, Pentax filed a Petition to Stay Arbitration pending in the U.S. District Court for the Southern District of New York, captioned Pentax Corporation v. Vision-Sciences, Inc., Civil Action No. 08 Civ. 00018 (NRB) (the “SDNY Action”); and

WHEREAS, VSI and Pentax have reached terms upon which to settle their dispute.

NOW, THEREFORE, VSI and Pentax agree as follows:

1.                                                               The parties agree that the chart in the Appendix A attached hereto and made a part hereof (the “Chart”) contains the firm and final monthly delivery schedule for the Products (including, without limitation, replacement Products or repaired Products) to be supplied by Pentax to VSI (including its subsidiary, Machida Incorporated (“Machida”)) up to and including February, 2009.  Pentax shall be obligated to deliver the Products to VSI as indicated in the Chart and VSI shall be obligated to purchase and receive delivery of the Products as indicated in the Chart and to pay for delivered Products pursuant to Section 2.4 of the Supply Agreement, as amended hereby.  The Chart supersedes any and all outstanding purchase orders, written or oral, placed by VSI with Pentax or any subsidiary of Pentax, whether confirmed by Pentax or any such subsidiary or not.

2.                                                               The prices for the Products set forth in Section 1 above are the prices as of the date of this Settlement Agreement and defined in the Chart, and shall be the prices through the expiration or termination of the Supply Agreement, as amended by the Settlement Agreement.

3.                                                               VSI hereby irrevocably waives, and causes Machida to irrevocably waive, any and all right, if any, to place additional purchase orders for Products under the Supply Agreement, as amended hereby, or otherwise to place orders for other Pentax products and acknowledge that Pentax or any subsidiary of Pentax shall have no further obligation at any time to supply Products or other Pentax products in excess of the quantities indicated in the Chart on the dates specified therein or to accept further or additional purchase orders of whatsoever type or nature.

4.                                                               Except as otherwise provided in the section of the Chart captioned “Note,” VSI’s right or obligation to receive delivery of Products from Pentax or any subsidiary of Pentax shall terminate as of February 28, 2009, subject to Pentax fulfillment of the delivery by February 28, 2009 of the total quantities of all Products as specified in the Chart, and any replacements of Rejected Products which VSI shall be entitled to receive pursuant to Section 8 of this Settlement Agreement.

5.                                                               The Supply Agreement, as amended hereby, shall expire as of February 28, 2009.  Upon the expiration or earlier termination of the Supply Agreement, as amended hereby, for any reason whatsoever, neither party (including Machida) shall have any further right or obligation thereunder; provided, however, that (i) accrued and/or outstanding rights and obligations existing at the time of termination or expiration and (ii) rights and obligations arising under Section 4, 5, 9 or 10 of the Supply Agreement, as amended hereby, shall survive in perpetuity.

6.                                                               In the event that payment by VSI or Machida, as the case may be, shall not be made within two (2) business days after Pentax provides written notice to VSI or Machida, as the case may be, that payment is overdue pursuant to Section 2.4 of the Supply Agreement, as amended hereby, Pentax shall have the right to terminate the Supply Agreement, as amended hereby, by sending written notice of termination to VSI, such termination to be effective on the date specified in such notice.  In the event of any such termination, Pentax or any subsidiary of Pentax shall have no further obligation whatsoever to make any further deliveries of Products as contemplated by the Chart.

7.                                                               As a condition precedent to Pentax’s obligation to make deliveries of Products in January, February and March, 2009, VSI shall post an irrevocable letter of credit no later than December 31, 2008 to guarantee payment in full by VSI for such Products.

8.                                                               Anything contained in the Supply Agreement, as amended hereby, to the contrary notwithstanding, VSI may reject Products received from Pentax only for the reasons of either being defective/damaged, or in the case of fiber bundles, for non-compliance with the applicable specifications (the “Specifications”) as indicated in Appendix B attached hereto and made a part hereof (the “Rejected Products”).  VSI shall notify Pentax in writing of the Rejected Products within five (5) business days of receipt thereof by VSI, and Pentax shall issue to VSI in writing a return goods authorization (“RGA”) with reference to the specific delivery of such Rejected Products within two (2) business days of Pentax receipt of VSI’s written notification.  VSI shall then return the Rejected Products to Pentax within two (2) business days of VSI’s receipt of the relevant RGA and Pentax shall inspect such returned Rejected Products to verify defects/damage, (or, in the case of fiber bundles, non-compliance with the Specifications) within three (3) business days of Pentax’s receipt of the Rejected Products.  If the alleged defects/damage (or, in the case of fiber bundles, non-compliance with the Specifications) of the Rejected Products is verified by Pentax, then VSI may, in its discretion, require Pentax to either issue a credit to VSI for such Rejected Products, or replace them as soon as practically possible but no later than sixty (60) days from the date of receipt by Pentax of such returned Rejected Products.  If defects/ damage (or, in the case of fiber bundles, non-compliance with the Specifications of the Rejected Products) is not verified by Pentax, Pentax shall inform VSI in writing of such result and VSI shall, in its discretion and in writing, either request Pentax to redeliver to VSI, or to dispose of, such Rejected Products at the expense of VSI.

9.                                                               VSI acknowledges that all of VSI’s claims and Machida’s claims with respect to the failure of any previously delivered Products to conform to the Specifications applicable to such Products have been resolved to its satisfaction.

10.                                                         Article 10.3 of the Supply Agreement shall be amended to revise the notice addresses of the parties as follows:

“To VSI:	Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, New York 10962

Attn: Mr. Ron Hadani, President & CEO

To Pentax:	PENTAX Corporation
c/o PENTAX Medical Company
102 Chestnut Ridge Road
Montvale, New Jersey 07645

Attn: Mr. David Woods, President

11.                                                         Promptly after execution and delivery of this Settlement Agreement by both parties, counsel for VSI and Pentax shall jointly cause the Arbitration and the SDNY Action to be withdrawn and terminated in their entirety.

12.                                                      This Settlement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective officers, directors, shareholders, employees, agents, attorneys, predecessors, successors, parents, affiliates, subsidiaries (including, without limitation, in the case of VSI, Machida, and in the case of Pentax, PENTAX of America, Inc.), related companies, licensees, transferees, assigns, administrators, heirs, servants, and representatives, each of whom shall be entitled to enforce said provisions.

13.                                                         This Settlement Agreement shall be construed in accordance with and governed by the laws of Japan.

14.                                                         This Settlement Agreement together with the Supply Agreement, as amended hereby, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and cancels, terminates, and supersedes any prior agreement, written or oral, entered into by Pentax or any subsidiary of Pentax (including, without limitation, all outstanding purchase orders placed by VSI or Machida with Pentax or any subsidiary of Pentax, whether confirmed by Pentax or any such subsidiary or not) relating to the subject matter hereof or to the dispute which this Settlement Agreement is intended to settle.  Each of the parties hereto further acknowledges and agrees that it has been represented and advised throughout all of the negotiations that preceded the execution of this Settlement Agreement by counsel of such party’s own choice, and that in entering into this Settlement Agreement, it is not relying on any representations or warranties except those expressly stated in this Settlement Agreement. Except as specifically amended hereby, the Supply Agreement remains in full force and effect.

15.                                                         None of the provisions of this Settlement Agreement may be waived or modified except by a writing signed by all parties hereto.

16.                                                         Failure of any party to require the performance of any term in this Settlement Agreement, or the waiver by any party of any breach thereof shall not prevent subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

17.                                                         VSI shall cause Machida, and Pentax shall cause PAMC, to comply with this Settlement Agreement.

18.                                                         Each individual executing this Settlement Agreement on behalf of any party hereto, whether corporate or otherwise, covenants and warrants that he or she has the right, power, and authority to execute this Settlement Agreement on behalf of, and to bind, such party.

VISION-SCIENCES, INC.

By:	/s/ Ron Hadani
Name:	Ron Hadani
Title:	President & Chief Executive Officer

PENTAX CORPORATION

By:	/s/ Nobuaki Tauishima
Name:	Nobuaki Tanishima
Title:	President